Prospectus Supplement No. 4 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated June 3, 2020)

Registration Statement No. 333-237748
Prospectus Supplement No. 1 Filed Pursuant to Rule 424(b)(3)
(to Warrant Exchange Prospectus dated November 2, 2020)
Registration Statement No. 333-249553

Atlas Technical Consultants, Inc.

23,750,000 Shares of Class A Common Stock Issuable Upon Exercise of Existing Warrants

_____________________

32,174,095 Shares of Class A Common Stock

3,750,000 Private Placement Warrants

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This prospectus supplement No. 4 (“Prospectus Supplement”) updates, amends and supplements (i) the prospectus dated June 3, 2020, as supplemented by Prospectus Supplement No. 1 dated August 10, 2020, Prospectus Supplement No. 2 dated August 11, 2020 and Prospectus Supplement No. 3 dated October 14, 2020 (collectively the “Prospectus”), which forms a part of our registration statement on Form S-1, File No. 333-237748 relating to the issuance of (a) up to 20,000,000 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), issuable upon the exercise of warrants (the “Public Warrants”) originally sold as part of the units in our initial public offering (the “IPO”) and (b) up to 3,750,000 shares of our Class A common stock issuable upon the exercise of warrants originally sold both by themselves and as part of units to Boxwood Sponsor LLC in private placements that closed concurrently with our IPO (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”), and (ii) the prospectus dated November 2, 2020 (the “Warrant Exchange Prospectus” and together with the Prospectus, the “Prospectuses”), which forms a part of our registration statement on Form S-4, File No. 333-249553 relating to the issuance of up to 4,393,750 shares of Class A common stock upon the exercise of Warrants that were originally issued by Boxwood Merger Corp., a Delaware corporation (“Boxwood”) in connection with its initial public offering.

This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2020 (the “Report”). Accordingly, we have attached the Report to this Prospectus Supplement and the Report is incorporated by reference into this Prospectus Supplement.

The attached information updates, amends and supplements certain information contained in the Prospectuses. To the extent information in this Prospectus Supplement differs from, updates or conflicts with information contained in the Prospectuses, the information in this Prospectus Supplement is the more current information. This Prospectus Supplement is not complete without, and should not be delivered or utilized, except in conjunction with the Prospectuses, including any supplements and amendments thereto. You should read this Prospectus Supplement in conjunction with the Prospectuses, including any supplements and amendments thereto.

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Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and page 12 of the Warrant Exchange Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is November 2, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2020

ATLAS TECHNICAL CONSULTANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38745	83-0808563
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13215 Bee Cave Parkway, Building B, Suite 230

Austin, Texas 78738

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (512) 851-1501

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	ATCX	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A common stock	ATCXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Election of New Director.

On October 29, 2020, the board of directors (the “Board”) of Atlas Technical Consultants, Inc. (the “Company”) appointed Raquel G. Richmond to the Board, effective Monday, November 2, 2020, to fill a previously created vacancy. The Board appointed Ms. Richmond to serve as a Class I director. Ms. Richmond was determined by the Board to be “independent” in accordance with published listing requirements of the Nasdaq Stock Market LLC and applicable rules of the Securities and Exchange Commission (the “SEC”). In connection with her service on the Board, Ms. Richmond will receive annual cash compensation of $55,000, the same level of annual cash compensation as other independent directors of the Board (prorated for 2020 based on the portion of the year she serves on the Board), and beginning in 2021 will be eligible to receive $100,000 worth of restricted stock units of the Company on an annual basis, the same dollar value of annual restricted stock unit grants as other independent directors.

Ms. Richmond has not yet been appointed to serve on a committee of the Board.

In connection with Ms. Richmond’s appointment, it is anticipated that Ms. Richmond will enter into the standard form of indemnification agreement with the Company in substantiality the form previously approved by the Board, a copy of which was previously filed on March 9, 2020 as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-38745) and is incorporated by reference herein.

The Company has not entered into any other material contracts, plans or arrangements with Ms. Richmond. There are no material arrangements or understandings between Ms. Richmond and any other person pursuant to which Ms. Richmond was appointed to serve as a director that are not described above. Additionally, Ms. Richmond does not have any interests requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01	Other Events

On November 2, 2020, the Company issued a press release announcing the appointment of Ms. Richmond. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 8.01, and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Atlas Technical Consultants, Inc. press release dated November 2, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATLAS TECHNICAL CONSULTANTS, INC.

	By:	/s/ L. Joe Boyer
Dated: November 2, 2020		Name:	L. Joe Boyer
		Title:	Chief Executive Officer

Exhibit 99.1

Atlas Technical Consultants Welcomes Raquel G. Richmond to its Board of Directors

Austin, TX (November 2, 2020) – Atlas Technical Consultants, Inc. (Nasdaq: ATCX) (“Atlas” or the “Company”), a leading provider of professional testing, inspection, engineering, environmental and consulting services, announced today the appointment of Raquel G. Richmond to its board of directors, effective November 2, 2020.

Raquel G. Richmond has over 25 years of financial, business development and professional services experience, currently serving as a Senior Account Manager at Greenup Industries, LLC., a technical solutions company focused on large-scale construction and maintenance projects. Prior to that, Raquel served for almost a decade as an Independent Contractor and Project Manager at the U.S. Army Corps of Engineers, on the Hurricane Storm Damage Risk Reduction System (HSDRRS), a $14 billion dollar infrastructure system in Southern Louisiana. During that time, Raquel utilized her expertise in administrative services, personnel management, and federal regulation compliance. Raquel received her B.A. in Psychology and M.A. in Higher Education Administration from the University of New Orleans.

“We are pleased to welcome Raquel to our board of directors and look forward to working with her,” said Brian Ferraioli, chairman of the board of directors. “She brings a breadth of project management acumen and years of experience driving effective solutions across our complex sector. Her hands on appreciation for the mission-critical nature our highly technical services will serve our board and our company well.”

About Atlas Technical Consultants

Headquartered in Austin, Texas, Atlas is a leading provider of professional testing, inspection, engineering, environmental, program management and consulting services. Under the name Atlas Technical Consultants, we offer solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices in 41 states and approximately 3,300 employees, Atlas provides a broad range of mission-critical technical services, helping clients test, inspect, certify, plan, design, and manage a wide variety of projects across diverse end markets. For more information, go to https://www.oneatlas.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this press release in relation to Atlas has been provided by Atlas and its management team, and forward-looking statements include statements relating to Atlas’ management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us and are based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: (1) the effect, impact, potential duration or other implications of the COVID-19 pandemic and any expectations we may have with respect thereto; (2) the risk that our actual results may differ from the guidance we have provided; (3) the ability to recognize the anticipated benefits of our past acquisitions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain management and key employees; (4) changes adversely affecting the business in which we are engaged; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those under “Risk Factors” therein. The Company does not undertake, and expressly disclaims any duty, to update any forward-looking statements, whether as a result of new information, new developments, or otherwise, except to the extent that disclosure may be required by law.

Contacts:

Media

Karlene Barron

770-314-5270

karlene.barron@oneatlas.com

Investor Relations

512-851-1507

ir@oneatlas.com